EXHIBIT 99.1

Jones Soda Reports First Quarter 2022 Results

– Seventh Consecutive Quarter of Year-Over-Year Growth; Achieved Significant Year-Over-Year Revenue Growth within Three Year Turnaround Plan –

– Announces Brand Partnerships for the Second Half of 2022 and Provides an Update on the Launch of Mary Jones Cannabis Products –

SEATTLE, May 11, 2022 (GLOBE NEWSWIRE) -- Jones Soda Co. (CSE: JSDA, OTCQB: JSDA) (“Jones Soda” or the “Company”), the original craft soda company known for its unconventional flavors and user-designed label artwork, announced its financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Financial Highlights vs. Year-Ago Quarter

  Revenue increased 58% to $4.5 million compared to $2.9 million.
  Gross profit as a percentage of revenue increased 40 basis points to 27.3% compared to 26.9%.
  Net loss was $1.7 million, or $(0.02) per share, compared to a net loss of $0.7 million, or $(0.01) per share.
  Adjusted EBITDA1 was $(1.1) million compared to $(0.6) million. Adjusted EBITDA included approximately $0.8 million in cannabis-related expenses during the first quarter of 2022.

Management Commentary

“Our momentum continued into the start of 2022 as we achieved our seventh consecutive quarter of year-over-year revenue growth,” said Mark Murray, president and CEO of Jones Soda. “The performance within our revitalized core bottled soda business remains at the center of these strong results. While we encountered rising material costs and transportation expenses, with a well-developed plan in place to mitigate some of the inflationary pressures that we can control and our relentless focus on managing costs, we realized an incremental gain to our gross profit margin. Overall, I’m proud of our team’s resilience in the face of macro-economic uncertainties as we continue to execute our plan while delivering noteworthy results.

“Our core bottled business saw meaningful growth across all major sales channels, which drove our strong revenue results this past quarter. Our sales performance indicates that we have continued to deliver the right flavors to the right customers and I believe we have created a sustainable business with diversified revenue streams. We are also proud to announce several new programs that we worked on throughout the quarter, such as our 7-Eleven National Slurpee Program, which is set to launch later this year, our partnership with Sub Pop Records, which is set to launch in the back half of 2022, and our reintroduction of Lemoncocco that is now live in select stores. I believe our talented sales and marketing teams have positioned Jones Soda for continuous growth with exciting new opportunities to expand the reach of our brand.

“Within cannabis, we began experiencing delays in the supply chain that led to our decision of postponing our highly anticipated launch of Mary Jones to the second quarter. We used this challenging time as an opportunity to add additional resources to bolster our core operations and prepare for the anticipated high-growth trajectory we are predicted to embark on. We welcomed several highly experienced veterans of the industry to our staff and found premier co-manufacturers, distributors, and emulsification partners to upscale our entire supply chain. We are in the process of introducing best-in-class products to the marketplace, and we felt that we needed world class partners to solidify our operations before doing so. I believe we will be well prepared for our California launch in the coming weeks and I am confident that our Mary Jones products will be a great ambassador to the Jones Soda brand that we all know and love.

"Lastly, we announced a signed binding LOI with Simply Better Brands in April 2022, which we believe will allow us to further diversify our revenue channels into new premium, high-growth categories. Through this merger, we firmly believe we are on the cusp of unlocking even more potential within our platform through a synergistic partnership that is expected to increase operational efficiencies and accelerate sales growth. We believe the combined portfolio of established brands in premium channels will bring together a common mission, consumer cohort and leadership approach that we believe will be fundamental to driving shareholder value going forward. We look forward to sharing more information about this potential transaction in the coming months.

“Overall, we believe we are ready to capitalize on the work that we’ve done last quarter, and we are well positioned to achieve sustainable growth for the rest of 2022. We are confident that we will be able to continue to mitigate some of the expected supply chain and inflationary pressures that we can control, and we plan on partially offsetting any increased costs by performing competitive price adjustments to our products. While I believe there is still much work to be done to ensure that we are realizing the full value of our Company to our shareholders, I am confident that we are on the right path towards continued success in establishing Jones Soda as a leading craft soda and cannabis company.”

First Quarter 2022 Financial Results

Revenue in the first quarter of 2022 increased 58% to $4.5 million compared to $2.9 million in the prior year period. The revenue growth was primarily attributable to the growing sales momentum within our retail and alternative sales channels for our core bottled business.

Gross profit as a percentage of revenue increased 40 basis points to 27.3% for the first quarter of 2022 compared to 26.9% in the year-ago period. The improvement in gross profit margin was primarily driven by incremental price increases to offset higher material and transportation costs, along with the Company’s continued shift to a more favorable product mix.

Net loss for the first quarter of 2022 was $1.7 million, or $(0.02) per share, compared to a net loss of $0.7 million, or $(0.01) per share, in the first quarter of 2021. The increase in net loss was primarily attributable to the added operating expenses incurred in connection with the development of the Company’s new cannabis products and the hiring of additional personnel to bolster the expanding subsidiary, which totaled approximately $0.8 million in the first quarter of 2022. In addition, as part of the Company’s strategic entry into the cannabis sector, the Company incurred an increase in stock compensation expenses primarily from the accelerated vesting of the Company’s outstanding options in connection with the closing of the plan of arrangement transaction with Pinestar Gold Inc.

Adjusted EBITDA1 in the first quarter of 2022 was $(1.1) million compared to $(0.6) million the prior year period. The decline was primarily driven by the aforementioned added operating expenses associated with the Company’s strategic entry into the cannabis sector, along with investing in sales and marketing efforts to facilitate revenue growth.

At March 31, 2022, cash and cash equivalents totaled $11.9 million compared to $4.7 million at December 31, 2021. During the quarter, the Company raised $11.0 million in concurrent financials in connection with its aforementioned acquisition of Pinestar Gold, which resulted in the significant increase in cash and cash equivalents compared to year-end. Apart from the $3 million in aggregate principal amount of its currently outstanding convertible debt instruments issued in February 2022, the Company does not have any substantial debt and continues to actively evaluate a new line of credit.

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1 Adjusted EBITDA is defined as net income (loss) from operations before interest expense, interest income, taxes, depreciation, amortization and stock-based compensation and is a non-GAAP measure (reconciliation provided below).

Conference Call

Jones Soda will hold a conference call today at 4:30 p.m. Eastern time to discuss its results for the first quarter ended March 31, 2022.

Date: May 11, 2022
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-888-256-1007
International dial-in number: 1-323-794-2575
Conference ID: 8273755

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.jonessoda.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 18, 2022.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 8273755

Presentation of Non-GAAP Information

This press release contains disclosure of the Company's Adjusted EBITDA, which is not a United States Generally Accepted Accounting Principle (“GAAP”) financial measure. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) is the exclusion of interest expense and income, income tax expense, depreciation and amortization expense and stock-based compensation. We have included a reconciliation of Adjusted EBITDA to Net Loss in our Non-GAAP Reconciliation in this press release. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The Company believe that Adjusted EBITDA provides useful information to investors about the Company's results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization and depreciation that is consistent with the manner in which we evaluate the Company's performance. These adjustments to the Company's GAAP results are made with the intent of providing a more complete understanding of the Company's underlying operational results and provide supplemental information regarding our current ability to generate cash flow. This non-GAAP financial measure is not intended to be considered in isolation or as a replacement for, or superior to net loss as an indicator of the Company's operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP.

About Jones Soda Co.

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer with a subsidiary dedicated to cannabis products. The Company markets and distributes premium craft sodas under the Jones® Soda and Lemoncocco® brands, and a variety of cannabis products under the Mary Jones brand. Jones' mainstream soda line is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. The company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, www.drinklemoncocco.com or www.MaryJonesCannabis.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company's actual results, including its financial condition and results of operations, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to effectively utilize the proceeds from its recent financings, including its recent debenture financings, and from the Company’s recently completed plan of arrangement; the Company’s ability to execute its plans to develop and market THC/CBD-infused and/or cannabis-infused beverages and edibles, and comply with the laws and regulations governing cannabis, hemp or related products, and the timing and costs of the development of these new product lines; the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies, especially in light of the restrictions caused by the COVID-19 pandemic; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and manage the impact of the COVID-19 pandemic and other factors on its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing and to manage the impact that the COVID-19 pandemic may have on the Company’s ability to access capital; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace, the ability to successfully complete the proposed transaction with Simply Better Brans Corp. and to recognized the intended benefits and synergies from such transaction, and the fluctuation in the market price of the common shares of Simply Better Brands Corp and the Company’s shares prior to the closing of the transaction. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on March 14, 2022 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed Transaction, Simply Better Brands Corp. (“SBBC”) is expected to file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) that will include a Proxy Statement of the Company (the “Proxy Statement”) and a Prospectus of SBBC (the “Prospectus”), as well as other relevant documents concerning the proposed transaction between the Company and SBBC. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the Transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about SBBC and the Company, may be obtained at the SEC’s Internet site (http://www.sec.gov), from SBBC by going to SBBC’s Investor Relations page on its website at https://www.simplybetterbrands.com/investor-relations, or from the Company by going to the Company’ Investor Relations page on its website at https://www.jonessoda.com/pages/investor-relations.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any shareholder of SBBC or the Company. However, SBBC and the Company and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2022 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on April 1, 2022. Information about the directors and executive officers of SBBC is set forth in the management information circular for SBBC’s 2021 annual general and special meeting of shareholders, as filed on the System for Electronic Document Analysis and Retrieval (SEDAR) on June 11, 2021. Additional information regarding the interests of these participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

There can be no assurance that the transaction between the Company and SBBC will be completed as proposed or at all. Investors are cautioned that, except as disclosed in the Proxy Statement, any information released or received with respect to the transaction may not be accurate or complete and should not be relied upon. The Canadian Securities Exchange has not in any way passed upon the merits of the proposed transaction, and has neither approved nor disapproved the contents of this news release.

Company Contact:

Mark Murray
President and CEO
1-206-624-3357

Investor Relations Contact

Cody Cree
Gateway Group, Inc.
1-949-574-3860
JSDA@gatewayir.com

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three months ended March 31,
	2022	2021
	(Unaudited)

Revenue	$4,523	$2,857
Cost of goods sold	3,286	2,089
Gross profit	1,237	768
Gross profit %	27.3%	26.9%

Operating expenses:
Selling and marketing	1,143	661
General and administrative	1,522	756
	2,665	1,417
Loss from operations	(1,428)	(649)
Interest income	2	1
Interest expense	(231)	(60)
Other income (expense), net	-	(7)
Loss before income taxes	(1,657)	(715)
Income tax expense, net	(7)	(4)
Net loss	$(1,664)	$(719)

Net loss per share - basic and diluted	$(0.02)	$(0.01)
Weighted average common shares outstanding - basic and diluted	77,721,719	63,156,112

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	March 31, 2022	December 31, 2021
ASSETS	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$11,856	$4,667
Accounts receivable, net of allowance of $111 and $114	3,216	2,662
Inventory	2,907	1,923
Prepaid expenses and other current assets	477	358
Total current assets	18,456	9,610
Fixed assets, net of accumulated depreciation of $373 and $627	222	238
Right of use lease asset	338	365
Other assets	8	33
Total assets	$19,024	$10,246
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,735	$1,239
Accrued expenses	1,526	1,544
Lease liability, current portion	111	109
Taxes payable	9	8
Current portion of convertible subordinated notes payable, net	2,893	92
Current portion of accrued interest expense	-	55
2022 Financing Proceeds Received, Net of Closing Costs	-	538
Total current liabilities	6,274	3,585
Net convertible subordinated notes payable, net of current portion	-	1,778
Lease liability, net of current portion	237	266
Total liabilities	6,511	5,629
Shareholders’ equity:
Common stock, no par value:
Authorized — 100,000,000; issued and outstanding shares — 92,252,188 shares and 67,840,941 shares, respectively	85,561	76,017
Accumulated other comprehensive income	412	396
Accumulated deficit	(73,460)	(71,796)
Total shareholders’ equity	12,513	4,617
Total liabilities and shareholders’ equity	$19,024	$10,246

JONES SODA CO.
NON-GAAP RECONCILIATION
(Unaudited, in thousands)

	Three months ended March 31,
	2022	2021
GAAP net income (loss)	$(1,664)	$(719)
Stock based compensation	268	53
Interest income	(2)	(1)
Interest expense	231	60
Income tax expense, net	7	4
Depreciation and Amortization	16	25
Non-GAAP Adjusted EBITDA	$(1,144)	$(578)